Exhibit 10.2

THIS AGREEMENT IS MADE ON DECEMBER 29, 2011 BETWEEN THE FOLLOWING PARTIES (LETTER AGREEMENT):

1.        LIBERTY PETROLEUM CORPORATION ARBN 086 194 443 Suite 540, 10851 North Black Canyon Highway, Phoenix, Arizona, 85029 USA (LIBERTY), AND

2.        SANTOS RESOURCES CORP., as the designate of KEITH SPICKELMIER of Suite 1700, One Riverway Drive, Houston, Texas, 77056 USA (SANTOS).

WHEREAS:
A.       Liberty is the successful applicant for the Petroleum Exploration License (PEL) 512 in the State of South Australia (designated as CO2009-A) (the "License");

B.        The Parties entered into a Letter of Intent dated September 12, 2011, as amended by i) First Amendment to Letter Agreement effective November 4,2011 and ii) Second Amendment to Letter Agreement effective November 15, 2011 and as amended and restated in the First Amended and Restated Document dated December 1, 2011 (the "LOI");

C.        The Parties have entered into negotiations of a formal and binding agreement between them as to the matters contemplated in the LOI, which is to be executed on or prior to January 28, 2012 (the "Option Deed");

D.       The LOI provides for a cash payment of $US 500,000 within 10 business days following the Option Deed execution;

E.        Liberty has requested that Santos make an advance deposit of a portion of the required cash payment triggered by the execution of the Deed Option;

NOW IT IS AGREED AS FOLLOWS:

1.        Liberty recognizes and accepts Santos as the Designate of Keith Spickelmier (the "Buyer" under the LOI).

2.        Santos will, within one business day of the execution of this Letter Agreement, advance to Liberty by wire transfer the sum of two hundred thousand dollars (US$ 200,000).

3.        The terms of the LOI are hereby amended such that
a.
The cash payment due upon the Option Deed execution, net of the credits provided in the LOI, Paragraph 5, and herein below, will be due to Liberty within 20 business days rather than 10 business days as provided in Paragraph 4(b); and

b.	Santos' exclusive option period set forth in the LOI, Paragraph 1, is extended through January 31, 2012.
c.	The single promissory note provided for in the LOI, Paragraph 3(b) and 4(c(ii)), will be replaced with two promissory notes:
i.	One note with a principal amount of US$ 500,000 will mature 6 months from the date the License is assigned to Santos by the Minister
ii.	One note with a principal amount of US$ 250,000 will mature 9 months from the date the License is assigned to Santos by the Minister.

4.        Liberty acknowledges:
a.	That the advance provided herein shall be credited against the payment due upon the Deed Option execution; and

b.	That within 30 business days of the occurrence of either of the following conditions, Liberty shall refund to Santos all moneys paid to Liberty pursuant to the LOI:
i	If Liberty fails to escrow the License within the time frame specified in the LOI; or
ii	If the Minister does not approve the transfer of such License to Santos as provided in the LOI
c.	That notwithstanding the non-binding nature of the LOI, the terms of this Letter Agreement shall be binding on the parties.

5.       The laws of the State of Texas govern this Letter Agreement and each party submits to the nonexclusive jurisdiction of the courts of that State and those courts empowered to appeals therefrom in connection with all matters concerning this Letter Agreement.

EXECUTED BY THE PARTIES AS AN AGREEMENT:

BY
LIBERTY PETROLEUM CORPORATION

/s/ Lane Frank
Lane Franks, President

BY
SANTOS RESOURCES CORP.

/s/ Richard Pierce
Richard Pierce, President